CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement, (Form N-1A), and related Statement of Additional Information of Stratton Monthly Dividend REIT Shares, Inc. and to the inclusion of our report dated January 20, 2006 to the Shareholders and Board of Directors of the Stratton Mutual Funds.

/s/ Tait, Weller & Baker LLP
TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
April 24, 2006